EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 24, 2022, relating to the consolidated financial statements of Monopar Therapeutics Inc., which appears in the Annual Report on Form 10-K of Monopar Therapeutics Inc., for the year ended December 31, 2021.

/s/ BPM LLP

BPM LLP

Walnut Creek, California

August 12, 2022